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                                  Exhibit 99.1

                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110


Contact:  Randy J. Parker                            FOR IMMEDIATE RELEASE
          Chief Financial Officer
          (617) 457-0400

                CO SPACE TO BE ACQUIRED BY SEATTLE-BASED INTERNAP
                       TRANSACTION VALUED AT $244 MILLION

BOSTON, MA, June 1, 2000 -- Beacon Capital Partners, Inc. (BCP) announced today that CO Space, Inc., a company in which Beacon Capital Partners and its affiliates hold approximately an 18.2 percent interest, has signed a definitive agreement to be acquired by InterNAP Network Services Corporation (Nasdaq:INAP) in a stock transaction valued at approximately $244 million. The signing of the agreement was announced by InterNAP on Tuesday, May 30, 2000.

Under the terms of the agreement, InterNAP common stock with an aggregate value of approximately $244 million would be exchanged for all outstanding shares and rights to acquire shares of CO Space's capital stock. The number of shares to be issued is subject to a "collar" providing a maximum and minimum number of shares of InterNAP common stock that would be issuable in the transaction of 8.8 million shares and 7.2 million shares, respectively. The consummation of the transaction is conditioned on, among other things, the approval by CO Space shareholders, as well as approval under the Hart-Scott-Rodino Antitrust Improvements Act. We expect the transaction to be consummated during the third quarter of 2000.

Beacon Capital Partners invested an aggregate of approximately $8 million in CO Space in November 1999. In March 2000, Beacon Capital Partners distributed all of the shares of CO Space preferred stock into a Voting Trust. The beneficiaries of the Voting Trust are the shareholders and unitholders of Beacon Capital Partners of record as of March 22, 2000. The distribution was treated as a non-cash dividend from Beacon Capital Partners, valued at approximately $0.336 per share and unit. Each share of Beacon Capital Partners common stock received approximately .2246 interests in the Voting Trust.

In conjunction with the acquisition of CO Space by InterNAP, each share of CO Space preferred stock held in the Voting Trust will convert to one share of CO Space common stock. The shares of CO Space common stock will be exchanged for shares of InterNAP common stock based on a conversion fraction set forth in the definitive agreement and subject to the collar. Assuming that all of the shares of CO Space common stock, (including the shares held by the Voting Trust), are exchanged for 7.750 million shares of InterNAP common stock, each unit in the Voting Trust will represent approximately .2645 shares of InterNAP common stock upon consummation of the acquisition. Beacon Capital Partners shareholders can determine the number of shares of InterNAP common stock that they would beneficially own through the Voting Trust (assuming


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the consummation of the acquisition and the exchange of all shares of CO Space common stock for 7.750 million shares of InterNAP common stock) by multiplying the number of shares of Beacon Capital Partners common stock held as of March 22, 2000 by .2246 and then multiplying that number by .2645. (For example: 1,000 shares of BCP x .2246 x .2645 = 59.4 shares of InterNAP). The exact exchange ratio of shares will not be determined until the closing of the transaction.

Beacon Capital Partners shareholders are reminded that the shares of InterNAP common stock that will be held by the Voting Trust are subject to the terms and restrictions of the Voting Trust Agreement. The InterNAP shares have not been distributed and are not available for trading. The Voting Trust is a separate entity and does not trade with Beacon Capital Partners common stock. Information on the sale of CO Space is under preparation and will be distributed to Beacon Capital Partners shareholders shortly.

Beacon Capital Partners, acting in its capacity as trustee of the Voting Trust, intends to vote in favor of the acquisition.

Assuming the acquisition is completed, CO Space will not proceed with the initial public offering (IPO) that was filed with the Securities and Exchange Commission on April 5, 2000.

ABOUT INTERNAP

Founded in 1996 in Seattle, InterNAP provides Internet connectivity that is faster and more reliable than conventional Internet service. InterNAP's patented route management technology provides direct data transmission across the major Internet backbones through a single connection from a customer's network to one of InterNAP's P-NAP facilities. InterNAP's customers bypass congestion points on the Internet, avoiding packet loss, latency, and other difficulties that can plague conventional Internet connectivity. InterNAP services are currently available in numerous key markets throughout the United States including Atlanta, Chicago, Los Angeles, New York, San Jose, and Seattle. Major companies and networks served by InterNAP include Amazon.com, Datek Online, Go2Net, ITXC, MindSpring, The Nasdaq, TheStreet.com, WebTV, and many others. InterNAP(R) and P-NAP(R) are registered trademarks of InterNAP. For more information, visit www.InterNAP.com.


CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAW. ALTHOUGH BEACON CAPITAL PARTNERS, INC. BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS INCLUDE GENERAL ECONOMIC CONDITIONS, LOCAL REAL ESTATE CONDITIONS, TIMELY RELEASE OF OCCUPIED SQUARE FOOTAGE UPON EXPIRATION, INTEREST RATES, AVAILABILITY OF EQUITY AND DEBT FINANCING AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN ADDITION, FACTORS THAT COULD ALSO CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, RISKS RELATING TO THE CONSUMMATION OF THE CONTEMPLATED ACQUISITION, INCLUDING THE RISK THAT REQUIRED REGULATORY CLEARANCES OR STOCKHOLDER APPROVALS MIGHT NOT BE OBTAINED IN A TIMELY MANNER OR AT ALL, AND RISKS RELATED TO THE VOLATILITY OF STOCK PRICES FOR INTERNET COMPANIES AND THE IMPACT OF MARKET CONDITIONS ON THE INTERNAP COMMON STOCK.